Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Web.com Group, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities and Warrants, and to the incorporation by reference therein of our reports dated March 6, 2013, with respect to the consolidated financial statements of Web.com Group, Inc., and the effectiveness of internal control over financial reporting of Web.com Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

August 8, 2013